                                                                   EXHIBIT 10.52

      Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by an * and [ ], have been separately filed with the Commission.

                            PROVIDER GROUP AGREEMENT


         This PROVIDER GROUP AGREEMENT ("Agreement") is made and entered into this 12th day of June, 1998, by and between THE MORGAN HEALTH GROUP, INC., a Georgia corporation ("MHG"), with its principal place of business at 5555 Triangle Parkway, Suite 300, Norcross, Georgia 30092, and ENT Center of Atlanta Inc., a wholly owned subsidiary of Physicians Specialty Corp. ("Provider Group"), having its principal place of business at 1150 Lake Hearn Drive, Suite 640, Atlanta, GA 30342.

                                    RECITALS

         WHEREAS, MHG intends to enter into agreements with insurers, self-insured employers and other payors ("Plans"), for the provision of medical services to persons enrolled as Members of such Plans on a capitated or discounted fee-for-service basis; and

         WHEREAS, MHG and Provider Group desire to enter into a contract whereby
(a) Provider Group agrees to provide for the medical services on behalf of MHG to Members of Plans which contract with MHG pursuant to MHG's Payor Network Program; and (b) Provider Group agrees to participate with and on behalf of its network physicians in MHG's Physician Participation Program.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

                                    ARTICLE I

                              EXHIBITS; DEFINITIONS

         1.1 Exhibits: All schedules attached hereto and any exhibits to such schedules are incorporated by reference and made a part of this Agreement

         1.2 Definitions: As used herein, the following terms shall have the following meanings:

                  (a) "Capitation Payment" - the monthly payment due to Provider Group from MHG for the provision of Covered Services to Members.

                  (b) "Copayment" - a fee that is charged to Members for certain Covered Services and collected by Specialist or Provider Group.

                  (c) "Covered Services" - those health care services, equipment and supplies customarily furnished by physicians practicing medicine in the specialty of Otolaryngology in the Atlanta metropolitan area including, but not limited


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                           to, the services identified and described on the
                           attached Exhibit A, which a Member is entitled to receive from a Plan pursuant to the Evidence of Coverage and which Provider Group is obligated to provide to Members pursuant to this Agreement.

                  (d) "Emergency" - Those healthcare services that are provided for a condition of recent onset and sufficient severity, including, but not limited to, severe pain, that would lead a prudent lay person, possessing an average knowledge of medicine and health, to believe that his/her condition, sickness or injury is of such a nature that failure to obtain immediate care could result in placing the patient's health or the patient's unborn child's health in serious jeopardy, serious impairment of bodily functions, or serious dysfunction of any bodily organ or part. This definition shall include all emergency services required to be provided by Provider Group and its affiliated Specialists under federal law.

                  (e) "Evidence of Coverage" - the document issued by a Plan to a Member that describes the benefits and services to which the Member is entitled under the Plan.

                  (f) "Medical Director" - a physician employed or contracted by MHG who is authorized by MHG to be responsible for administering MHG's medical affairs and for serving as MHG's medical liaison to contracting Plans.

                  (g) "Member" - a person who is enrolled in a Plan, including enrolled dependents, and is entitled to receive Covered Services.

                  (h) "Participating Hospital" - a hospital that has entered into an agreement with MHG to provide Covered Services to Members.

                  (i) "Participating Provider" - a physician or other licensed healthcare practitioner who has entered into an agreement with MHG to provide Covered Services to Members.

                  (j) "Plan" - an insurer, self-insured employer or other payor that has entered into an agreement with MHG pursuant to which MHG will arrange for the provision of medical services to persons enrolled as Members of such Plan on a capitated or discounted fee-for-service basis.

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                  (k)      "Plan Medical Director" - a physician employed or
                           contracted by a Plan who is authorized by such Plan to be responsible for administering such Plan's medical affairs and for serving as such Plan's medical liaison to MHG.

                  (l) "Service Area" - MHG's service area is defined by the following listing of Georgia counties: Barrow, Bartow, Butts, Clayton, Cobb, Cherokee, Coweta, Dawson, DeKalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett, Henry, Hall, Jasper, Newton, Paulding, Rockdale, Spalding and Walton.

                  (m) "Specialist" - a physician or other healthcare professional employed by or under contract with Provider Group who has agreed to furnish Covered Services to Members pursuant to this Agreement.

                                   ARTICLE II

                          PROVISION OF MEDICAL SERVICES

         2.1 COVERED SERVICES: Provider Group, through its Specialist's, agrees to arrange for the provision of Covered Services to each Member in accordance with the terms of this Agreement. Provider Group either has entered or has agreed to enter into and maintain agreements with each of its Specialist's, pursuant to which such Specialist agrees to comply with the terms and conditions of this Agreement. In providing Covered Services to Members under this Agreement, Provider Group agrees that its Specialist's (a) shall use diligent efforts and professional skills and judgment, (b) shall perform professional and supervisory services and shall render care to Members in accordance with and in a manner consistent with customary and recognized standards of the medical profession, and (c) shall conduct themselves in a manner consistent with the Principles of Medical Ethics of the American Medical Association. Provider Group acknowledges that its Specialists have an independent responsibility to provide health care to Members and that any action by MHG or a Plan pursuant to its utilization management, referral management and discharge planning programs in no way absolves its Specialists of the responsibility to provide appropriate medical care to Members.

         2.2 NONDISCRIMINATION: Provider Group agrees that Specialists will: (1) not differentiate or discriminate in its provision of Covered Services to Members because of race, color, national origin, ancestry, religion, sex, marital status, sexual orientation, or age; and (2) render Covered Services to Members in the same manner, in accordance with the same standards, and within the same time availability as offered to other individuals receiving services from Specialists affiliated with Provider Group, consistent with existing medical ethical/legal requirements for providing continuity of care to any patient.


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         2.3      HOURS: Provider Group agrees that each Specialist will be
available to provide Covered Services during normal office hours, and that each Specialist will provide or arrange for customary coverage for evenings, weekends, illnesses and similar periods when such Specialist is off-duty.

         2.4 WARRANTIES: Provider Group hereby warrants and represents that each Specialist who provides Covered Services to Members pursuant to this Agreement is duly licensed to practice his or her profession in the State of Georgia and is in good standing with the applicable Georgia professional licensing board.

         2.5 CHANGE IN STATUS OF LICENSURE OR HOSPITAL PRIVILEGES: If at any time during the term of this Agreement, any Specialist shall have his or her Georgia professional license suspended, conditioned or revoked such individual Specialist's will be immediately suspended by Provider Group as a participant in this Agreement without regard to whether or not such suspension, condition or revocation has been finally adjudicated. In the event Provider Group becomes aware that a Specialist is the subject of a material complaint, investigation or proceeding relating to Specialist's Georgia professional license, Provider Group shall promptly notify MHG in writing of such material complaint, investigation or proceeding and keep MHG advised of the status thereof. Provider Group agrees to notify MHG in writing within seventy-two (72) hours whenever there is a material change in any Specialist's professional licensure or the status of any Specialist's hospital privileges, whether at a Participating Hospital or non-participating hospital.

         2.6 HOSPITAL PRIVILEGES: Provider Group agrees that, to the extent it has the ability, each Specialist will obtain and maintain privileges with at least one Participating Hospital. Provider Group agrees that at least one Specialist in Provider Group will maintain or be in the process of obtaining staff privileges at each Participating Hospital under contract with MHG.

         2.7 ASSISTANTS: Provider Group shall require that its Specialist's, at Specialist's sole cost and expense, employ such assistants or employees as Provider Group Specialist's deems necessary to perform Covered Services in Specialist's office. MHG may not control, direct, or supervise Specialist's assistants or employees in the performance of those Covered Services.

         2.8 COMPLIANCE WITH ADMINISTRATIVE PROCEDURES: Provider Group agrees to comply with any administrative procedures which may be adopted from time to time by MHG and/or a Plan regarding Member utilization, quality management and reporting procedures relating to the performance of Covered Services pursuant to this Agreement. Upon reasonable notice Provider Group further agrees to comply with any reasonable responsibilities timely requested in writing by MHG with respect to Medicare payment procedure(s).

         2.9 COMPLIANCE WITH LAWS AND REGULATIONS: Provider Group shall require that Specialist's agree to comply with all federal, state and local laws and regulations applicable to Specialist's furnishing of medical services pursuant to this Agreement. Provider Group also will

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require its Specialist's to cooperate with MHG so that MHG may meet any requirements imposed on MHG by federal, state and local laws and regulations.

         2.10 COOPERATION WITH PLAN MEDICAL DIRECTORS: Provider Group understands that contracting Plans will place certain obligations upon MHG regarding the quality of care received by Members and that contracting Plans in certain instances will have the right to oversee and review the quality of care administered to Members. Provider Group shall require Specialist's to cooperate with Plan Medical Directors in the Plan Medical Directors' review of the quality of care administered to Members consistent with the requirements of MHG and the applicable Plan. In addition, Provider Group agrees to cooperate with the MHG Medical Director(s) in the performance and administration of the services, programs and procedures which are the subject matter of this Agreement.

         2.11 COMPLIANCE WITH MHG PHARMACEUTICAL FORMULARIES: Upon MHG's approval of a contracting Plan's pharmaceutical formulary, Provider Group shall use its best efforts to require its Specialist's to comply with the pharmaceutical formulary(ies) developed and/or adopted by MHG and contracting Plans, unless prior authorization to use pharmaceuticals not listed on the formulary is obtained from a MHG Medical Director.

         2.12 UTILIZATION REVIEW PROGRAM: A utilization review program has been established to review the medical necessity of Covered Services furnished by Specialist's affiliated with Provider Group to Members on an inpatient and outpatient basis. Such program includes pre-admission, concurrent and retrospective review and is in addition to any utilization review program required by a contracting Plan. Provider Group shall require its Specialist's to comply with such utilization review program.

         2.13 QUALITY ASSURANCE PROGRAM: A quality assurance program has been established to review the quality of Covered Services furnished by Specialist's affiliated with Provider Group to Members on an inpatient and outpatient basis. Such program is in addition to any quality assurance program required by a contracting Plan. Provider Group shall require its Specialist's to comply with such quality assurance program.

         2.14 GRIEVANCE PROCEDURE: A grievance procedure has been established for the processing of any patient complaint regarding Covered Services furnished by Specialist's. Provider Group shall require its Specialist's to abide by MHG's grievance procedure, which resolves patient's complaints and concerns regarding access and care, and other related issues.

         2.15 PRIOR AUTHORIZATION AND REFERRAL PROCEDURES: Provider Group agrees to require its Specialist's to authorize in accordance with the applicable Plan requirements prior to rendering any Covered Services requiring prior authorization. Provider Group also agrees to comply with the referral procedures of the applicable Plan.


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         2.16     HOSPITAL ADMISSION AUTHORIZATION: Provider Group shall require its Specialists to admit Members only to the Participating Hospital approved by the Member's Plan, unless an appropriate bed or service is unavailable or in the event of an emergency.

         2.17 PUBLICATION OF ROSTER OF PARTICIPATING PROVIDERS: Provider Group agrees that MHG and each Plan may use Provider Group's or Specialist's name, address, phone number, type of practice and willingness to accept new patients in the MHG or Plan roster of Participating Providers. The roster may be inspected by and is intended to be used by prospective Members, prospective MHG physicians and others. MHG may utilize Provider Group's or Specialists' names for normal promotional activities and advertisements.

                                   ARTICLE III

                          PAYMENT FOR MEDICAL SERVICES

         3.1 AMOUNT AND TIMING OF PAYMENT: In consideration for the provision of Covered Services, MHG shall pay Provider Group the Capitation Payment provided for on Exhibit B hereto on or before the fifteenth (15th) of each month. Provider Group shall be solely responsible for providing compensation to its Specialist's. MHG and Provider Group acknowledge that the Capitation Payment specified on Exhibit B is based on the current scope of Covered Services to be furnished by Provider Group and on the current enrollment, benefit structure, copayments and deductibles of the contracting Plans. In the event that there is a material increase in the scope or utilization of the Covered Services to be furnished by Specialist's affiliated with Provider Group or the enrollment of the contracting Plans, or a material decrease in number of covered lives or a material change in the benefit structure, copayments or deductibles of the contracting Plans, MHG and Provider Group shall negotiate in good faith a revised Capitation Payment to account for such increase or change. Provider Group agrees to provide MHG with all information required of Provider Group pursuant to MHG's contract with Plans on a timely basis.

         3.2 IDENTIFICATION OF MEMBERS: MHG will provide a method by which Members can appropriately identify themselves as Members of a Plan.

         3.3 PAYMENT FROM MEMBERS: Provider Group shall require Specialist's to look only to MHG for compensation for Covered Services and shall at no time bill, charge, or seek compensation or reimbursement from Members for such Covered Services, except that Provider Group and Specialist's may seek payment directly from Members for: (1) all applicable Copayments specifically permitted under a Plan, (2) services which are not Covered Services and (3) if the Member requests health care services after being informed by Provider Group or a Specialist prior to the rendering of such services that the services have been determined to be medically unnecessary and Member confirms his/her request in writing. MHG shall have no responsibility to Provider Group for fees or charges owed by Members for non-Covered Services. MHG acknowledges that it has no rights to any such Copayments or charges for non-

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



Covered Services. This provision shall survive the termination of this Agreement for services rendered prior to such termination, regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, and supersedes any oral or written agreement to the contrary.

         3.4 COORDINATION OF BENEFITS: Provider Group and affiliated Specialist's shall use best efforts to identify whether a Member is eligible for medical benefits or coverage under more than one group health benefits contract or policy (including Medicare or Medicaid). If such other contracts or policies have primary responsibility for payment of any services delivered to a Member by Specialist, Specialist agrees to provide such information to MHG and to bill such primary party for such services. Any reimbursements obtained by Provider Group from such primary party will be retained by Provider Group and/or the affiliated Specialist's.

                                   ARTICLE IV

                                   COMMITTEES

         4.1 MEDICAL QUALITY REVIEW COMMITTEE: A Medical Quality Review Committee shall be constituted from time to time consisting of Participating Providers having agreements with MHG similar to this Agreement. Such Medical Quality Review Committee shall develop and implement a continuous quality improvement ("CQI") program. Provider Group agrees to participate, as appropriate, in such CQI program. In addition, such Medical Quality Review Committee shall advise and consult with MHG regarding the effectiveness, efficiency and appropriateness of medical services provided by Specialist's and may provide Provider Group with educational programs and materials which are a part of the CQI program.

         4.2 CASE MANAGEMENT COMMITTEE: A Case Management Committee shall be constituted from time to time consisting of Participating Providers having agreements with MHG similar to this Agreement. Such Case Management Committee shall review on a prospective, concurrent and retrospective basis the quality, appropriateness and utilization of Covered Services provided by MHG to Members and otherwise fulfill any functions delegated to the Case Management Committee pursuant to any of MHG's contracts with Plans.

                                    ARTICLE V

                               LIABILITY INSURANCE

         5.1 MALPRACTICE INSURANCE: Provider Group shall require each Specialist to obtain and maintain at such Specialist's sole cost and expense, through the entire term of this Agreement, a policy of professional malpractice liability insurance with a licensed insurance company admitted to do business in the State of Georgia in a minimum amount of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the annual aggregate, to cover any loss, liability or damage alleged to have been committed by such Specialist. Subject

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to the MHG credentialing and recredentialing policies and procedures, Provider
Group shall either require it's Specialist's, to obtain and maintain a "tail" policy for a period of not less than five (5) years following the effective termination date of the foregoing policy in the event the policy is a "claims made" policy and said "tail" policy shall have the same policy limits as the primary professional liability policy or an extended endorsement from its new carrier to cover claims made during the five year period after termination. Provider Group agrees to require it's Specialist to notify MHG in writing no less than ten (10) days prior to any termination, revocation or material modification of the liability and malpractice coverage described in this paragraph. In no event will Provider Group be liable for Specialist's not having adequate malpractice insurance as this is a part of MHG's responsibility in accordance MHG's credentialing and recredentialing policies and procedures.

         5.2 PROOF OF INSURANCE: Provider Group shall from time to time, on the reasonable request of MHG, furnish to MHG written evidence that the policy of insurance required under Section 5.1 hereof is in full force and effect, and valid and existing in accordance with the provisions of said paragraph.

                                   ARTICLE VI

                                BOOKS AND RECORDS

         6.1 MAINTENANCE OF RECORDS: Provider Group and affiliated Specialist's will maintain such medical, financial and administrative records in such form and content as are required by state and federal laws and regulations. Provider Group or affiliated Specialist's agrees to retain such information and records for a period of at least six (6) years from and after the termination of this Agreement and agrees to permit access to and inspection of such information and records by MHG, its authorized representatives, the applicable Plan, the Georgia Department of Insurance and the United States Department of Health and Human Services at all reasonable times and upon demand.

         6.2 CONFIDENTIALITY: Provider Group and affiliated Specialist's agrees to maintain the confidentiality of medical records in accordance with state and federal laws and regulations and current professional standards.

         6.3 ACCESS TO RECORDS: Provider Group and affiliated Specialist's will provide in a timely manner such information and records, or access thereto, as MHG, its authorized representatives, or the applicable Plan, may reasonably request for purposes of claim adjudication, administration of utilization and quality assurance programs and reimbursement administration. Provider Group or affiliated Specialist's will obtain from a Member all authorizations to release such information as may be required by law.

         6.4 DISCLOSURE OF PROVIDER GROUP INFORMATION AND RECORDS: Provider Group hereby authorizes MHG to release information relating to Provider Group's professional

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



credentialing policies and procedures, Member utilization statistics, quality performance and other information relating to the medical services provided by Provider Group pursuant to this Agreement to Plans without Provider Group's prior consent. Individual physician confidentiality will be maintained.

                                   ARTICLE VII

                              CREDENTIALING PROCESS

CREDENTIALING/RECREDENTIALING PROCESS: The participation of Specialist's affiliated with Provider Group is contingent upon the Specialist successfully completing the MHG Credentialing and/or Recredentialing Process. This process is defined by the MHG Credentialing Policies & Procedures. Unsuccessful completion of any Specialist in Provider Group's panel of the credentialing/recredentialing process will terminate the participation status of the Specialist upon the date of receipt of initial notice of termination by the MHG. Acknowledgment of receipt by certified mail, hand delivery, or courier shall constitute receipt of notice. Recredentialing occurs every two years.

Specialist may appeal unsuccessful credentialing/recredentialing determinations through the MHG Credentialing Appeal Process. Should the credentialing/recredentialing decision be upheld, termination of the participating Specialist will stand, effective the date of receipt of the notice of termination by the Specialist noted above. Should the appeal reverse the credentialing/recredentialing determination, the participating status of the Specialist will continue in force and effect from the date of the appeal reversal and all rights and responsibilities inherent in the contract will apply.

                                  ARTICLE VIII

                   TERM, TERMINATION AND CONTINUING OBLIGATION

         8.1 TERM: This Agreement will become effective on August 1, 1998 and will be effective for a period of twenty-four (24) months thereafter ("Initial Term"). This Agreement will automatically be renewed for successive periods of twelve (12) months each on the same terms and conditions contained herein, unless sooner terminated pursuant to the terms of this Agreement.

         8.2 IMMEDIATE TERMINATION: Anything in this Agreement to the contrary notwithstanding, MHG shall have the right to cancel this Agreement in the event that MHG determines that Provider Group is in breach of this Agreement, after MHG gives Provider Group thirty (30) days prior written notice thereof and affords Provider Group the right to cure such breach within such thirty (30)-day period.


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         8.3      TERMINATION WITHOUT CAUSE: This Agreement may be terminated by
Provider Group at any time, without cause, by giving of ninety (90) days prior written notice to MHG. This Agreement may be terminated by MHG at any time, without cause, by giving of ninety (90) days prior written notice to Provider Group. This requirement of prior notification will not prevent MHG from requiring Provider Group from immediately suspending or terminating any Specialist when MHG reasonably determines that the continuation of the Agreement may negatively affect patient care. MHG reserves the right to terminate any Specialist upon thirty (30) days prior written notice to Provider Group.

         8.4 TERMINATION FOR NON-PAYMENT: This Agreement may be terminated by Provider Group by giving of forty-five (45) days prior written notice for non-payment by MHG of the Capitation Payment or other amounts owed to Provider Group by MHG under this Agreement.

         8.5 TERMINATION OF AGREEMENT WITH PLAN: In the event that the agreement between MHG and a contracting Plan to provide medical services is terminated for any reason, MHG may terminate this Agreement with respect to such Plan at least thirty (30) days prior written notice to Provider Group.

         8.6 RESPONSIBILITY FOR MEMBERS AT TERMINATION: Specialists affiliated with Provider Group shall continue to provide Covered Services to a Member who is receiving Covered Services from Provider Group on the effective termination date of this Agreement until the Covered Services being rendered to the Member by Specialist's are completed (consistent with existing medical ethical/legal requirements for providing continuity of care to a patient), unless MHG or a Plan makes reasonable and medically appropriate provision for the assumption of such Covered Services by another physician or other appropriate healthcare professional. MHG shall compensate Provider Group for those Covered Services provided to a Member pursuant to this Section 8.6 (prior to and following the effective termination date of this Agreement) in accordance with a fee-for-service basis established by MHG from time to time using the Medicare allowable fee schedule.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 NOTICES: Any notices required or permitted to be given hereunder by either party to the other party may be given by personal delivery in writing or by registered or certified mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties at addresses appearing in the introductory paragraph on the first page of this Agreement, but each party may change such party's address by written notice given in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of three (3) days after mailing.

         9.2 ENTIRE AGREEMENT OF THE PARTIES: This Agreement supersedes any and all agreements, either written or oral, between the parties hereto with respect to the subject matter contained herein and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Except as otherwise provided herein, any effective modification must be in writing signed by the party to be charged.

         9.3 SEVERABILITY: If any provision of this Agreement is determined to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

         9.4 ARBITRATION: Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall occur within the County of Fulton, State of Georgia unless the parties mutually agree to have such proceeding in some other locale. The arbitrator(s) may in any such proceeding award attorneys' fees and costs to the prevailing party, but shall not award punitive damages.

         9.5 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         9.6 ASSIGNMENT: Either Party shall have the right to assign this Agreement to a parent, subsidiary or affiliate of either party without the prior consent of the other party. However, either party shall not have the right to assign any of its rights or delegate any of its duties hereunder to any non-affiliated entity, without receiving the prior written consent of the other party. Provider Group's arrangement for medical service coverage pursuant to
Section 2.1 hereof shall not constitute an assignment for purposes of this
Section 9.6. This Agreement shall be binding upon, and shall insure to the benefit of, the parties to it, and their respective heirs, legal representatives, successors and assigns. Either party shall notify the other party in writing at least thirty (30) days in advance of any proposed change in the ownership or structure of MHG or Provider Group (i.e. be purchased or be the nonsurvivor in a merger) ["Proposed Change"]. If the Proposed Change is not acceptable to either party, it may terminate the Agreement as of the effective date of the Proposed Change, by giving written notice to the other party no later than sixty (60) days after receipt of written notice of the Proposed Change. If either party does not receive notice of termination from the other party within sixty (60) days after receipt of notice, the other party will be deemed to have accepted such Proposed Change as of its effective date.


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



         9.7 NON-SOLICITATION OF MEMBERS: During the initial term of this Agreement, any subsequent term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, Provider Group shall not directly or indirectly engage in the solicitation of Members or any employer of said Members without MHG's prior written consent. For purposes of this Agreement, "solicitation" shall mean any action by Provider Group which MHG may reasonably interpret to be designed to persuade a Member to discontinue his/her relationship with MHG, to disenroll from a Plan contracting with MHG, or to encourage a Member to receive health care directly from Provider Group on a fee-for-service basis. Notwithstanding the foregoing, following the termination of this Agreement, Provider Group may notify Members who are patients of Provider Group that Provider Group is no longer associated with MHG.

         9.8 INDEPENDENT CONTRACTOR: At all times relevant and pursuant to the terms and conditions of this Agreement, each Specialist providing medical services pursuant to this Agreement is and shall be construed to be an independent contractor practicing such Specialist's profession and shall not be deemed to be or construed to be an agent, servant or employee of MHG.

         9.9 CONFIDENTIALITY: The terms and provisions of this Agreement are confidential and shall not be disclosed by either party except as necessary to the performance of this Agreement or as required by law. In addition, either party shall maintain all "trade secret information" confidential. For purposes of this Agreement, "trade secret information" shall include, but shall not be limited to: all MHG/Provider Group Plan agreements and the information contained therein, all contractual and financial arrangements, and all manuals, policies, forms, records, files (other than patient medical files) CQI data and lists of either party. Either party shall not disclose any trade secret information for its own benefit or gain either during the term of this Agreement or after the date of termination of this Agreement.

         9.10 WAIVER: The waiver of any provision, or of the breach of any provision, of this Agreement must be set forth specifically in writing and signed by the waiving party. Any such waiver shall not operate or be deemed to be a waiver of any prior or future breach of such provision or of any other provision.

         9.11 HEADINGS: The subject headings of the articles and paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions

         9.12 NO THIRD PARTY BENEFICIARIES: Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person, firm or corporation (other than the parties hereto and their respective successors or assigns) any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, as third party beneficiaries or otherwise, and all of the terms, covenants and conditions hereof shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

         EXECUTED on the date and year first above written.

                                  THE MHG HEALTH GROUP, INC. ("MHG")


                                  By:   /s/ Melissa A. Akins
                                     --------------------------------------

                                  Physician's Specialty Corp.
                                  ("PROVIDER GROUP")


                                  By:   /s/ Ramie A. Tritt, M.D.
                                     --------------------------------------

         The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

                                    EXHIBIT A

             ENT HEALTH SERVICES COVERED UNDER CAPITATED ARRANGEMENT


1. Physician's Services, including inpatient and outpatient health care services.
2.   Laboratory and Radiology services rendered in Provider's facility.
3.   Audiology services rendered in the Provider's facility office.
4. All emergency and urgent services rendered by Providers for members covered by plan.
5. All approved ENT related CPT codes except the CPT codes listed in #11 below.

            HEALTH SERVICES WHICH ARE NOT COVERED UNDER THE CAPITATED
                                   ARRANGEMENT

1. Durable medical equipment items referred to the applicable participating provider(s) specified by Payor.
2. Physical and/or Occupational Therapy service-such service will be referred to the applicable owned, licensed ambulatory center(s).
3. Hospital and all other facility charges for inpatient and outpatient service (including physician-owned, licensed ambulatory surgery center(s).
4.   Hearing aids and implants of hearing devices (including CPT codes [ * ]).
5. Laboratory, vascular laboratory and radiology services referred by Otolaryngologist to applicable participating Providers specified by Payor.
6.   Home health services and Hospice care.
7. Pharmaceutical charges dispensed by applicable participating Providers specified by Payor.
8.   Chronic pain management.
9.   Cosmetic services.
10. Dental procedures including TMJ therapy, splints and muscle spasm treatments.
11.  The following CPT codes:


                                      [ * ]

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


(Exhibit A - continued)


                                      [ * ]

     The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.



                                    EXHIBIT B

                               CAPITATION PAYMENT

MHG shall pay PSC [ * ] Per Commercial Plan Member Per Month (the "Capitation payment") for the covered members* assigned to Provider Group in accordance with each MHG affiliated payor benefit plan including out of network benefits (claim payment and utilization management) where MHG is responsible for out of network services (Employers Health EPO & MorCare Georgia products within the Service Area as defined in this Agreement). Within ninety (90) calendar days following the last day of the month in question, MHG shall have the right to make retroactive upward and downward adjustments to the Capitation Payment for such month based on changes in membership.

              Each monthly Capitation Payment will be calculated based on current Plan enrollment and will be accompanied by a statement showing the calculation of the payment, the names of the Members for which payment is being received, and all services provided to each Member.








*MHG Covered Members exclude any members that are assigned to MHG Primary Care Physicians that have entered into a contractual relationship with MHG that includes ENT risk.

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.



                               Letter of Agreement

This letter sets forth the understanding between ENT Center of Atlanta, Inc. a wholly owned subsidiary of Physicians' Specialty Corporation ("Provider Group") and the Morgan Health Group, Inc. ("MHG") regarding the provision of claims payment services to non-participating providers of Provider Group for the dates of service during months of August and September 1998.

SCOPE OF AGREEMENT

MHG agrees to adjudicate all claims for non-participating providers of Provider Group in accordance with the attached list of Participating Providers, for dates of service during the months of August and September 1998. MHG is providing such claims payment services on behalf of Provider Group. It is understood that MHG will pay the above referenced claims based on the current MHG Fee Schedule and will [ * ] of these paid amounts from the capitation payment due to Provider Group. MHG will provide monthly claims payment detail reports to Provider Group for the claims paid on behalf of Provider Group.

If this letter accurately sets forth the terms of our mutual understanding relative to the claims payment activities for August and September 1998 dates of service, please execute this Letter of Agreement and return the executed document to my attention.

Sincerely,

/s/ Melissa A. Akins

Melissa A. Akins
V.P. of Payor and Provider Relations


AGREED AND ACCEPTED, THIS 12TH DAY OF JUNE, 1998.


ENT Center of Atlanta, Inc.

 /s/ Ramie A. Tritt, M.D.                                    6/12/98
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Signature                                                   Date


 RAMIE A. TRITT, M.D.
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